                                                     MDLV/IND(10/00)-01
                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                ONE CORPORATE DRIVE
                                                   P.O. BOX 883
                                            SHELTON, CONNECTICUT 06484

                                                 (A Stock Company)

Unless you direct otherwise, we pay the named Annuitant, on the Annuity Date, the first of a series of annuity payments, the frequency, period, and dollar amounts of which are determined in accordance with the terms and conditions of the annuity option selected, provided that both you and the Annuitant are then living.

The death benefit is payable to the Beneficiary.  This contract (the "Annuity") is issued in consideration of any application, a copy of which may be attached to and made a part of this Annuity, and payment of the initial
Purchase Payment.  The Annuity is subject to the laws of the jurisdiction where it is issued for delivery.

                                                  RIGHT TO CANCEL

You may return this Annuity to our Office or to the representative who solicited its purchase for a refund within ten days after you receive it or longer if required by applicable law or regulation.  The amount of the refund will equal not less than the Account Value as of the date we receive the cancellation request plus any tax charge deducted.  You bear the investment risk during this period.  However, if required by applicable law or regulation, the amount we refund is the greater of; (1) the Purchase Payment and (2) the current Account Value of the Annuity plus any tax charge deducted.  If under applicable law we are required to return not less than the
Purchase Payment, we may elect to allocate your Account Value to a money-market investment option during the period this Right to Cancel provision applies to your Annuity.

Signed for American Skandia Life Assurance Corporation:

                                                     President

                                            INDIVIDUAL DEFERRED ANNUITY
                                                 NON-PARTICIPATING
                         VARIABLE AND FIXED INVESTMENT OPTIONS IN THE ACCUMULATION PERIOD

  IN THE ACCUMULATION PERIOD ANY PAYMENTS AND VALUES PROVIDED UNDER THE VARIABLE INVESTMENT OPTIONS ARE BASED ON
  THEIR INVESTMENT PERFORMANCE AND ARE, THEREFORE, NOT GUARANTEED. PLEASE REFER TO THE SECTION ENTITLED "ACCOUNT
                            VALUE IN THE SUB-ACCOUNTS" FOR A MORE COMPLETE EXPLANATION.

 IN THE ACCUMULATION PERIOD ANY PAYMENTS AND VALUES PROVIDED UNDER THE FIXED INVESTMENT OPTIONS MAY BE SUBJECT TO
  A MARKET VALUE ADJUSTMENT. SUCH A MARKET VALUE ADJUSTMENT MAY INCREASE OR DECREASE ANY SUCH PAYMENTS OR VALUES.
  PLEASE REFER TO THE SECTION ENTITLED "ACCOUNT VALUE OF THE FIXED ALLOCATIONS" FOR A MORE COMPLETE EXPLANATION.

                                                     MDLV/IND(10/00)-02                                        2
                                                 TABLE OF CONTENTS

DEFINITIONS    5

TRANSFERS      14
DISTRIBUTIONS  14
GENERAL PROVISIONS......................................................................................19
ANNUITY TABLES 20

             A copy of any application form and any riders, amendments and endorsements are attached.

                                                     MDLV/IND(10/00)-03                                        3
                                                     SCHEDULE

ANNUITY NUMBER:    001-00001                                  ISSUE DATE:     FEBRUARY 1, 2001

TYPE OF BUSINESS:  NON-QUALIFIED

OWNER:   JOHN DOE
         DATE OF BIRTH:  OCTOBER 21, 1940                     SEX:     MALE

OWNER:   MARY DOE
         DATE OF BIRTH: OCTOBER 15, 1940                      SEX:     FEMALE

ANNUITANT:        JOHN DOE

ANNUITANT'S DATE OF BIRTH:  OCTOBER 21,1940          ANNUITANT'S SEX:     MALE

ANNUITY DATE:  FEBRUARY 01, 2025

CONTINGENT ANNUITANT: AS NAMED IN ANY APPLICATION FORM OR LATER CHANGED

BENEFICIARY:  AS NAMED IN ANY APPLICATION FORM OR LATER CHANGED OR, IF NOT NAMED, UNDER THE TERMS OF THIS ANNUITY

PURCHASE PAYMENT: $10,000  NET PURCHASE PAYMENT:  $10,000

MINIMUM ADDITIONAL PURCHASE PAYMENT     $100

MINIMUM WITHDRAWAL AMOUNT:    $100

MINIMUM SURRENDER VALUE AFTER WITHDRAWAL:     $1,000

MINIMUM ANNUITY PAYMENT:     $100 PER MONTH

CONTINGENT DEFERRED SALES CHARGE:

                  LENGTH OF TIME                     PERCENTAGE OF PURCHASE
                  SINCE THE ISSUE DATE               PAYMENTS BEING LIQUIDATED

                           0-1 year                           8.5%
                           1-2 years                                   8.0%
                           2-3 years                                   7.0%
                           3-4 years                                   6.0%
                           4+ years                           0%

TRANSFER FEE:  $15 PER TRANSFER AFTER THE EIGHTH IN ANY ANNUITY YEAR

MAINTENANCE FEE:  LESSER OF $35 OR 2% OF ACCOUNT VALUE, BUT ONLY IF THE ACCOUNT VALUE AT THE TIME THE FEE IS DUE
IS LESS THAN $100,000

INSURANCE CHARGE:  1.40%

                                                     MDLV/IND (10/00)-04                                       4
                                              SCHEDULE (CONTINUED)

INDEX:  THE INDEX IS BASED ON THE STRIP YIELDS PROVIDED TO US BY AN INDEPENDENT PRICING SERVICE OF OUR CHOICE AS OF
THE DATE WE DECLARE A RATE OF INTEREST.  THE APPLICABLE TERM (LENGTH OF TIME FROM ISSUANCE TO MATURITY) OF THE
STRIPS IS THE SAME AS THE DURATION OF THE GUARANTEE PERIOD.  IF NO STRIPS ARE AVAILABLE FOR SUCH TERM, STRIPS FOR
THE NEXT SHORTEST TERM ARE USED.  IF THE UNITED STATES TREASURY DISCONTINUES OFFERING ANY OF THE APPLICABLE
CERTIFICATES OF INDEBTEDNESS UPON WHICH STRIPS ARE BASED OR IF THERE IS ANY DISRUPTION IN THE MARKET FOR STRIPS
THAT WOULD HAVE AN IMPACT ON OUR ABILITY TO OBTAIN MARKET VALUATIONS FOR SUCH INSTRUMENTS, WE WILL SUBSTITUTE
INDEXES WHICH IN OUR OPINION ARE COMPARABLE.

INTEREST RATE MINIMUM: 2.25 PER CENT (2.25%) LESS THAN THE AMOUNT DETERMINED BY THE INDEX.  IN NO EVENT WILL THE
               MINIMUM BE LESS THAN ZERO.

VARIABLE SEPARATE ACCOUNT: AMERICAN SKANDIA LIFE ASSURANCE CORPORATION VARIABLE ACCOUNT B - CLASS 1 SUB-ACCOUNTS

FIXED SEPARATE ACCOUNT: AMERICAN SKANDIA LIFE ASSURANCE CORPORATION SEPARATE ACCOUNT D

OFFICE:            AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                              ONE CORPORATE DRIVE
                                                 P.O. BOX 883
                                          SHELTON. CONNECTICUT 06484
                                           Telephone: 1-800-752-6342
                                            www.AmericanSkandia.com

                                                     MDLV/IND(10/00)-05                                        5

                                                    DEFINITIONS

Account Value: The value of each allocation to a Sub-account or a Fixed Allocation prior to the Annuity Date, plus any earnings and/or less any losses, distributions, and charges thereon, before assessment of any applicable contingent deferred sales charge and/or any applicable maintenance fee.  Account Value is determined separately for each Sub-account and for each Fixed Allocation, and then totaled to determine Account Value for your entire
Annuity.  Account Value of each Fixed Allocation on other than such Fixed Allocation's Maturity Date is calculated using a market value adjustment.

Accumulation Period:  The period of time from the Issue Date through the day preceding the Annuity Date.

Annuitant:  Annuity payments are based upon this person's life.

Annuity Date:  The date on which annuity payments are to commence.

Annuity Years:  Continuous 12 month periods commencing on the Issue Date and each anniversary of the Issue Date.

Beneficiary:  The person designated as the recipient of the death benefit.

Contingent Annuitant:  The person named to become the Annuitant on the Annuitant's death prior to the Annuity
Date.

Current Rates:  The interest rates we offer to credit to Fixed Allocations for the duration of newly beginning
Guarantee Periods under this Annuity.  Current Rates are contained in a schedule of rates established by us from time to time for the Guarantee Periods then being offered. We may establish different schedules for different classes and for different annuities.

Fixed Allocation:  An allocation of Account Value that is to be credited a fixed rate of interest for a specified
Guarantee Period during the Accumulation Period and is to be supported by assets in the Fixed Separate Account.

Fixed Separate Account:  The separate account shown in the Schedule used in relation to Fixed Allocations.

Guarantee Period:  A period of time during the Accumulation Period during which we credit a fixed rate of interest on a Fixed Allocation.

In Writing: In a written form that is satisfactory to us and filed at our Office.  In lieu of such a written communication, we, at our sole discretion, may agree in advance to communication regarding a specific matter by telephone or by some other form of electronic transmission in a manner we accept.

Interim Value:  As of any particular date, the initial value of a Fixed Allocation plus all interest credited thereon, less the sum of all previous transfers and withdrawals of any type from such Fixed Allocation and interest thereon from the date of each withdrawal or transfer.

Issue Date:  The effective date of this Annuity.

MVA:  A market value adjustment used in the determination of Account Value of each Fixed Allocation as of a date other than such Fixed Allocation's Maturity Date and thirty days prior thereto.

                                                     MDLV/IND(10/00)-06                                        6
Maturity Date:  The last day in a Guarantee Period.

Minimum Distributions:  Minimum amounts that must be distributed each year in relation to certain qualified plans under the Internal Revenue Code.

Net Purchase Payment:  A Purchase Payment less any applicable charge for taxes.

Office:  The location shown in the Schedule where all requests regarding this Annuity are to be sent.

Option-adjusted Spreads:  The differences between the yields on corporate debt securities, adjusted to disregard any options available therewith, and the yields on government debt securities of comparable maturity.

Owner:  The person or entity shown as Owner in the Schedule unless later changed.

Payout Period:  The period starting on the Annuity Date during which the annuity is paid.

Purchase Payment:  A cash consideration you give to us for the rights, privileges and benefits outlined in this
Annuity.

Strip:  A direct obligation of the U.S. Treasury.  It consists of a Treasury coupon security broken into individual payments of either the right to receive the applicable principal payment or the right to the applicable interest payment.

Strip Yield:  For purposes of this Annuity, the ask yield for Strips based solely on the right to redeem coupons for interest payments.

Sub-account:  A division of the Variable Separate Account shown in the Schedule.  We use Sub-accounts to calculate variable benefits under this Annuity.

Surrender Value:  The value of your Annuity available upon surrender prior to the Annuity Date.  It equals the
Account Value as of the date we price the surrender less any applicable contingent deferred sales charge, any applicable tax charges, any charges due for any optional benefits provided by rider or endorsement and any applicable maintenance fee.

Unit:  A measure used to calculate your Account Value in a Sub-account prior to the Annuity Date.

Unit Price:  Unit Price is used for calculating (a) the number of Units allocated to a Sub-account, and (b) the value of transactions into or out of a Sub-account or benefits based on Account Value in a Sub-account prior to the Annuity Date.  Each Sub-account has its own Unit Price which will vary each Valuation Period to reflect the investment experience of that Sub-account.

Valuation Day:  Every day the New York Stock Exchange is open for trading or any other day that the Securities and Exchange Commission requires mutual funds or unit investment trusts to be valued.

Valuation Period:  The period of time between the close of business of the New York Stock Exchange on successive
Valuation Days.

Variable Separate Account:  The variable separate account shown in the Schedule used in relation to Sub-accounts.

we, us, our:  American Skandia Life Assurance Corporation.

you, your:  The Owner shown in the Schedule.

                                                     MDLV/IND(10/00)-07                                        7
                                            INVESTMENT OF ACCOUNT VALUE

General:  In the Accumulation Period we offer a range of variable and fixed options as ways to invest your
Account Value.  You may maintain Account Value in multiple investment options, subject to the limits set out in the Allocation Rules section of this Annuity.  You may transfer Account Value between investment options, subject to the requirements set out in the Transfers section of this Annuity.  Transfers may be subject to a fee.

Variable Investment Options:  During the Accumulation Period we offer a number of Sub-accounts as variable
investment options.    These are all Sub-accounts of the Variable Separate Account(s) shown in the Schedule.

Fixed Investment Options:  We may offer Fixed Allocations with Guarantee Periods of different durations.  Each such Fixed Allocation is accounted for separately.  Each Fixed Allocation earns a fixed rate of interest throughout its Guarantee Period.  Multiple Fixed Allocations are permitted, subject to our allocation rules.  The duration of a Guarantee Period may be the same or different from the duration of the Guarantee Periods of any of your prior Fixed Allocations.

To the extent permitted by law, we reserve the right at any time to offer Guarantee Periods with durations that differ from those which were available when your Annuity was issued.  We also reserve the right at any time to stop accepting new allocations, transfers or renewals for a particular Guarantee Period.

A Guarantee Period for a Fixed Allocation begins:  (a) when all or part of a Net Purchase Payment is allocated to that particular Guarantee Period; (b) upon transfer of any of your Account Value to a Fixed Allocation for that particular Guarantee Period; or (c) when a Guarantee Period attributable to a Fixed Allocation "renews" after its
Maturity Date.

We declare the rates of interest applicable during the various Guarantee Periods offered.  Declared rates are effective annual rates of interest.  The rate of interest applicable to a Fixed Allocation, for the class of contracts to which this Annuity belongs, is the one in effect when its Guarantee Period begins.  The rate is guaranteed throughout the Guarantee Period.

We may offer certain Guarantee Periods only in connection with certain uses of the Annuity or in connection with certain programs for allocation of your Account Value.  Also, we may offer multiple Guarantee Periods of equal duration, but limit access to certain of these Guarantee Periods depending on uses of the Annuity or participation in certain programs for allocation of your Account Value.  We may offer differing Current Rates to these differing Guarantee Periods as compared to other Guarantee Periods of the same duration.

We inform you of the interest rate applicable to a Fixed Allocation, as well as its Maturity Date, when we confirm the allocation.  We declare interest rates applicable to new Fixed Allocations from time to time.  Any new Fixed Allocation in an existing Annuity is credited interest at a rate not less than the rate we are then crediting to Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.

The interest rates we credit are subject to a minimum.  We may declare a higher rate.  The Interest Rate Minimum is described in the Schedule.

Interest Rate Minimum

Interest rates are determined by us.  However, rates are subject to a minimum.  The minimum for a Fixed
Allocation is based on both an index and a reduction to the interest rate determined according to the index. Both the index and the reduction used in determining the minimum are as shown in the Schedule.  If required for subsitution of the index, we will obtain prior approval from the Securities and Exchange Commission so long as required by law and any other required regulatory approvals.

                                                     MDLV/IND(10/00)-08                                        8
                                        OPERATIONS OF THE SEPARATE ACCOUNTS

General:  The assets supporting our obligations under the Annuities may be held in various accounts, depending on the obligation being supported.  In the Accumulation Period, assets supporting Account Values are held in separate accounts established under the laws of the State of Connecticut.  In the Payout Period, assets supporting fixed annuity payments are held in our general account.

Separate Accounts:  We are the legal owner of assets in the separate accounts.  Income, gains and losses, whether or not realized, from assets allocated to these separate accounts, are credited to or charged against each such separate account in accordance with the terms of the annuities supported by such assets without regard to our other income, gains or losses or to the income, gains or losses in any other of our separate accounts.  We will maintain assets in each separate account with a total market value at least equal to the reserve and other liabilities we must maintain in relation to the annuity obligations supported by such assets.  These assets may only be charged with liabilities which arise from such annuities.

Variable Separate Account:  In the Accumulation Period the assets supporting obligations based on allocations to the variable investment options are held in the Variable Separate Account shown in the Schedule.  This separate account consists of multiple Sub-accounts.  This separate account was established by us pursuant to Connecticut law.  This separate account also holds assets of other annuities issued by us with values and benefits that vary according to the investment performance of this Variable Separate Account.

The amount of our obligations in relation to allocations to the Sub-accounts are based on the investment performance of such Sub-accounts.  However, the obligations themselves are our general corporate obligations.

The Variable Separate Account is registered with the Securities and Exchange Commission ("SEC") under the
Investment Company Act of 1940 (the "1940 Act") as a unit investment trust, which is a type of investment company.  This does not involve any supervision by the SEC of the investment policies, management or practices of the Variable Separate Account.

Sub-accounts are permitted to invest in underlying mutual funds or portfolios that we consider suitable.  We also reserve the right to change the investment policy of any or all Sub-accounts, add Sub-accounts, eliminate
Sub-accounts, combine Sub-accounts, or to substitute underlying mutual funds or portfolios of underlying mutual funds, subject to any required regulatory approvals.

Values and benefits based on allocations to the Sub-accounts will vary with the investment performance of the underlying mutual funds or fund portfolios, as applicable.  We do not guarantee the investment results of any
Sub-account, nor is there any assurance that the Account Value allocated to the Sub-accounts will equal the amounts allocated to the Sub-accounts as of any time other than the Valuation Period of such allocation.  You bear the entire investment risk.

We reserve the right to transfer assets of the Variable Separate Account, which we determine to be associated with the class of contracts to which this Annuity belongs, to another Variable Separate Account.  If this type of transfer is made, the term "Variable Separate Account" as used in this Annuity, shall mean the Variable Separate
Account to which the assets were transferred.

Fixed Separate Account:  In the Accumulation Period, assets supporting our obligations based on Fixed Allocations are held in the Fixed Separate Account shown in the Schedule, which is a "non-unitized" separate account.  Such obligations are based on the interest rates we credit to Fixed Allocations and the terms of the Annuities.  These obligations do not depend on the investment performance of the assets in the Fixed Separate Account.  This separate account was established by us pursuant to Connecticut law.

                                                     MDLV/IND(10/00)-09                                        9
There are no discrete units in the Fixed Separate Account.  No party with rights under any participates in the investment gain or loss from assets belonging to the Fixed Separate Account.  Such gain or loss accrues solely to
us.  We retain the risk that the value of the assets in the Fixed Separate Account may drop below the reserves and other liabilities we must maintain.  Should the value of the assets in the Fixed Separate Account drop below the reserve and other liabilities we must maintain in relation to the annuities supported by such assets, we will transfer assets from our general account to the Fixed Separate Account to make up the difference.  We have the right to transfer to our general account any assets of the Fixed Separate Account in excess of such reserves and other liabilities.  We maintain assets in the Fixed Separate Account supporting a number of annuities we offer.

If you surrender, withdraw or transfer Account Value from a Fixed Allocation before the end of its Guarantee
Period, you bear the risk inherent in the MVA.  The Account Value of a Fixed Allocation is guaranteed to be its then current Interim Value on its Maturity Date.

                                                      CHARGES

General:  The charges which are or may be assessed against your Annuity are the contingent deferred sales charge, the maintenance fee, tax charges and a transfer fee. Charges may also apply for any optional benefit provided by rider or endorsement.  The charge assessed against the Sub-accounts of the Variable Separate Account is the insurance charge.  A charge for taxes may also be assessed against the Sub-accounts.

Contingent Deferred Sales Charge:  The contingent deferred sales charge is a percentage of the Purchase Payment being liquidated.  The charge decreases as the Annuity ages.  The aging of the Annuity is measured from the Issue
Date .  The charge is shown in the Schedule.

Maintenance Fee:  This is an annual fee deducted at the end of each Annuity Year or on surrender, if earlier.
The amount of this charge is shown in the Schedule.  The fee is limited to the Account Values in the Sub-accounts as of the Valuation Period such fee is due.

Tax Charges:  In several states a tax is payable, either when Purchase Payments are received, upon surrender or when the Account Value is applied under an annuity option.  We will deduct the amount of tax payable, if any, from your Purchase Payments, Account Value or Surrender Value as applicable.

Transfer Fee:  The transfer fee is as shown in the Schedule.  However, the fee is only charged if there is
Account Value in at least one Sub-account immediately subsequent to such transfer.  Renewals or transfers of
Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the transfer fee and are not counted in determining whether other transfers may be subject to the transfer fee.

Allocation Of Annuity Charges:  Charges applicable to any type of withdrawal are taken from the investment options in the same ratio as such a withdrawal is taken from the investment options. The transfer fee is assessed against the Sub-accounts in which you maintain Account Value immediately subsequent to such transfer.  The transfer fee is allocated on a pro-rata basis in relation to the Account Values in such Sub-accounts as of the
Valuation Period for which we price the applicable transfer.  No fee is assessed if there is no Account Value in any Sub-account at such time.  Tax charges are assessed against the entire Purchase Payment, Account Value or
Surrender Value as applicable.  The maintenance fee is assessed against the Sub-accounts on a pro-rata basis in relation to the Account Values in each Sub-account as of the Valuation Period for which we price the fee.

Insurance Charge:  We charge an insurance charge against the daily total value of each Sub-account. We assess this charge each day at the daily equivalent of the rate shown in the Schedule.

                                                     MDLV/IND(10/00)-10                                       10

                                     YOUR RIGHTS, OWNERSHIP, AND DESIGNATIONS

YOUR RIGHTS, OWNERSHIP, AND DESIGNATIONS:  You may exercise the rights, options and privileges granted in this
Annuity or permitted by us.  Your rights are subject to the rights of any assignee recorded by us and of any irrevocably designated Beneficiary.  Your rights terminate as of the date the death benefit is payable.  No rights of survivorship are provided except as provided herein.

You make certain designations that apply to the Annuity.  These designations are subject to our rules and to various regulatory or statutory requirements depending on the use of the Annuity.  These designations include an
Owner, a contingent Owner, an Annuitant, a Contingent Annuitant, a Beneficiary, and a contingent Beneficiary.
Certain designations are required, as indicated below.  Such designations will be revocable unless you indicate otherwise or we endorse your Annuity to indicate that such designation is irrevocable to meet certain regulatory or statutory requirements.

An Owner must be named.  You may name more than one Owner.  If you do, all rights reserved to Owners are then held equally by all co-owners.  We require the consent In Writing of all co-owners for any transaction for which we require the written consent of Owners.  Where required by law, we require the consent In Writing of the spouse of any person with a vested interest in an Annuity.

You may name a contingent  Owner.  However,  where allowed by law, this  designation  takes effect only on or after the Annuity Date.

You must name an Annuitant.  We do not accept a designation of joint Annuitants.  If the Annuitant is not an
Owner and the Annuitant predeceases any Owner who is a natural person:

         (a)      The Owner becomes the Annuitant if no Contingent Annuitant was designated; and

         (b)      If there are mulitple Owners who are natural persons, the oldest of such Owners becomes the
                  Annuitant if no Contingent Annuitant was designated.

Where allowed by law, you may name one or more Contingent Annuitants.   If the Annuitant is not an Owner and the
Annuitant dies before the Annuity Date, the Contingent Annuitant will become the Annuitant.

Death benefits are payable to the Beneficiary.  You may designate more than one primary or contingent
Beneficiary.  If you make such a designation, the proceeds are payable in equal shares to the survivors in the appropriate Beneficiary class, unless you request otherwise In Writing.

Unless otherwise required by law, if the primary Beneficiary dies before death proceeds become payable, the proceeds will become payable to the contingent Beneficiary.  If no Beneficiary is alive when death proceeds become payable or in the absence of any Beneficiary designation, the proceeds will vest in any surviving Owner.
If there is no surviving Owner, the proceeds will vest in your estate.  For these purposes,  the term "surviving
Owner" includes any Owner that is or is not a natural person.

Changing Revocable Designations:  You may request to change the Owner, contingent Owner, Annuitant, Contingent
Annuitant, Beneficiary and contingent Beneficiary designations by sending us a request In Writing unless you indicated that a prior choice was irrevocable or your Annuity has been endorsed to limit certain changes.

Such changes will be subject to our acceptance.  Some of the changes we may not accept include, but are not limited to:  (a) a new Owner subsequent to the death of the Owner or the first of any co-Owners to die, except where a spouse-Beneficiary has become the owner as a result of an Owner's death; (b) a new Annuitant subsequent to the Annuity Date if the annuity option selected includes a life contingency; and (c) a new Annuitant prior to the Annuity Date if the Annuity is owned by an entity.

                                                     MDLV/IND(10/00)-11                                       11
Common Disaster:  If an Owner is a natural person and if any Beneficiary dies with the Owner in a common disaster, it must be proved to our satisfaction that the Owner died first.  Unless information provided indicates otherwise, the Annuity is treated as though the Beneficiary died first. If:  (a) the Owner is not a natural person; (b) no Contingent Annuitant has been designated; and (c) the Annuitant and the Beneficiary die in a
common disaster, then it must be proved to our satisfaction that the Annuitant died first.  Unless provided otherwise, the proceeds are payable as if the Beneficiary died before the Annuitant.

                                                 PURCHASE PAYMENTS

Initial Purchase Payment:  Issuance of an Annuity represents both our acceptance of an initial Purchase Payment and any application.  The amount of your initial Net Purchase Payment evidenced by this Annuity is shown in the
Schedule.  Amounts are allocated to the investment options according to your instructions.

Additional Purchase Payments:  The minimum for any additional Purchase Payment is as shown in the Schedule.
Additional Purchase Payments may be paid at any time during the Accumulation Period.  Subject to the allocation rules herein, amounts are allocated to the investment options according to your most recent instructions.

                                         ACCOUNT VALUE AND SURRENDER VALUE

General:  In the Accumulation Period your Annuity has an Account Value and a Surrender Value.  Your total Account
Value is the sum of your Account Value in each Sub-account and each Fixed Allocation.  Surrender Value is the
Account Value less any applicable contingent deferred sales charge, any applicable tax charge, any charges due for optional benefits provided by rider or endorsement and any applicable maintenance fee.

Account Value in the Sub-accounts:  We determine your Account Value separately for each Sub-account.  To determine the Account Value in each Sub-account we multiply the Unit Price as of the Valuation Period for which the calculation is being made times the number of Units attributable to your Annuity in that Sub-account as of that Valuation Period.

Units:  The number of Units attributable to this Annuity in a Sub-account is the number of Units you purchased less the number transferred or withdrawn.  We determine the number of Units involved in any transaction specified in dollars by dividing the dollar value of the transaction by the Unit Price of the affected Sub-account as of the Valuation Period applicable to such transaction.

Unit Price:  For each Sub-account the initial Unit Price was $10.00.  The Unit Price for each subsequent period is the net investment factor for that period, multiplied by the Unit Price for the immediately preceding
Valuation Period.  The Unit Price for a Valuation Period applies to each day in the period.

Net Investment Factor:  Each Sub-account has a net investment factor.  The net investment factor is an index that measures the investment performance of and charges assessed against a Sub-account from one Valuation Period to the next.

The net investment factor for a Valuation Period is (a) divided by (b), less (c); where:

         (a)      is the net result of :

                  (1)      the net asset value per share of the underlying mutual fund shares held by that
                           Sub-account at the end of the current Valuation Period plus the per share amount of any dividend or capital gain distribution declared and unpaid by the underlying mutual fund during that Valuation Period; plus or minus

                                                     MDLV/IND(10/00)-12                                       12

                  (2)      any per share charge or credit during the Valuation Period as a provision for taxes attributable to the operation or maintenance of that Sub-account.

         (b)      is the net result of :

                  (1)      the net asset value per share plus any declared and unpaid dividends per share of the underlying mutual fund shares held in that Sub-account at the end of the preceding
                           Valuation Period; plus or minus

                  (2)      any per share charge or credit during the preceding Valuation Period as a provision for taxes attributable to the operation or maintenance of the Sub-account.

         (c)      is the insurance charge.

We value the assets in the Sub-accounts at their fair market value in accordance with accepted accounting practices and applicable laws and regulations.  The net investment factor may be greater than, equal to, or less than one.

Account Value of the Fixed Allocations: We determine the Account Value of each Fixed Allocation separately.  A
Fixed Allocation's Account Value as of a particular date is determined by multiplying its then current Interim
Value times the MVA.

A formula is used to determine the MVA.  The formula is applied separately to each Fixed Allocation.  Values and time durations used in the formula are as of the date for which the Account Value is being determined.  The formula is: [ (1+I) /(1+J+0.0010)] N/365; where:

                  I is (a) plus (b); where:

                           (a)      is the Strip Yield as of the date the Guarantee Period began (or if no Strip
                                    Yields are available on such date, the most recent applicable Strip Yield available to us prior to such date) for Strips maturing at the end of the applicable Fixed Allocation's Guarantee Period.  If there are no Strips maturing at that time, we use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends; and

                           (b)      is the Option-adjusted Spread associated with the Merrill Lynch 1 to 10 year
                                    Investment Grade Corporate Bond Index based on bond prices as of the close of trading on the date the Guarantee Period began (or if no Option-adjusted
                                    Spread is available on such date, the most recent applicable Option-adjusted
                                    Spread available to us prior to such date).

                  J is (c) plus (d); where

                           (c)      is the Strip Yield as of the date the MVA formula is to be applied (or if no
                                    Strip Yields are available on such date, the most recent applicable Strip
                                    Yield available to us prior to such date) for Strips maturing at the end of the applicable Fixed Allocation's Guarantee Period.  If there are no Strips maturing at that time, we use the Strip Yield for the Strips maturing as soon as possible after the Guarantee Period ends; and

                           (d)      is the Option-adjusted Spread associated with the Merrill Lynch 1 to10 year
                                    Investment Grade Corporate Bond Index based on bond prices as of the close of trading on the date the MVA formula is to be applied (or if no Option-adjusted
                                    Spread is available on such date, the most recent applicable Option-adjusted
                                    Spread available to us prior to such date).

                  N is the number of days remaining in such Fixed Allocation's Guarantee Period.

                                                     MDLV/IND(10/00)-13                                       13
No MVA applies:

         (1)      In determining a Fixed Allocation's Account Value on its Maturity Date or during the period beginning 30 days prior to its Maturity Date;

         (2)      To periodic withdrawals from a Fixed Allocation that you schedule in advance with our consent
                  (we may limit the Guarantee Periods we make available for such a program);

         (3)      To periodic transfers from a Fixed Allocation that you schedule in advance with our consent (we may limit the Guarantee Periods we make available for such a program); and

         (4)      To the death benefit.

If the United States Treasury discontinues offering any of the applicable certificates of indebtedness upon which
Strips are based or if there is any disruption in the market for Strips that would have an impact on our ability to obtain market valuations for such instruments, we will substitute indexes which in our opinion are comparable.  If the Merrill Lynch 1 to 10 year Investment Grade Corporate Bond Index of Option-adjusted Spreads is discontinued, or if there is any disruption in the market for investment grade bonds or options on such bonds that would impact the ability to calculate the index, we will substitute a comparable index.  If required for subsitution of either or both indexes, we will obtain prior approval from the Securities and Exchange Commission so long as required by law and any other required approvals.

                                                 ALLOCATION RULES

You may allocate your Account Value among the investment options we make available.  The variable investment options are Sub-accounts of the Variable Separate Account.  The fixed investment options are the Guarantee
Periods we make available for Fixed Allocations.  In the Accumulation Period, you may maintain Account Value in up to twenty Sub-accounts.  You may also maintain an unlimited number of Fixed Allocations; however, we reserve the right to limit the amount you may allocate to any Fixed Allocation.  Should you request a transaction that would leave less than any minimum amount we then require in an investment option, we reserve the right, to the extent permitted by law, to add the balance of your Account Value in the applicable Sub-account or Fixed
Allocation to the transaction and close out your balance in that investment option.

If you request automatic transfer programs, including, but not limited to any market timing or asset allocation strategies provided by an independent third party, we direct all allocations while your Annuity is subject to such an arrangement to the same investment options and in the same proportions as then required pursuant to the applicable program, unless you provide us with other instructions.  We no longer make any such directions regarding allocations once we receive notice acceptable to us that your participation in any such investment allocation program has ended.

Withdrawals of any type are taken pro-rata from the investment options based on the then current Account Values in such investment options unless we receive other instructions from you prior to such withdrawal.  If no instructions are provided for determining the amounts to be taken from each investment option, then the Account
Value in all your then current Fixed Allocations is deemed to be in one investment option.  If you transfer or withdraw Account Value from multiple Fixed Allocations and do not provide instructions indicating the Fixed
Allocations from which Account Value should be taken:  (a) we take Account Value first from the Fixed Allocation with the shortest amount of time remaining to the end of its Guarantee Period, and then from the Fixed Allocation with the next shortest amount of time remaining to the end of its Guarantee Period, etc.; and (b) if there are multiple Fixed Allocations with the same amount of time left in each Guarantee Period, as between such Fixed
Allocations we first take Account Value from the Fixed Allocation that has the shorter Guarantee Period.

                                                     MDLV/IND(10/00)-14                                       14
                                                     TRANSFERS

General:  In the Accumulation Period you may transfer Account Value between investment options, subject to the allocation rules herein.  The amount we charge is shown in the Schedule.  Renewals or transfers of Account Value from a Fixed Allocation at the end of its Guarantee Period are not subject to the transfer charge and are not counted in determining whether other transfers may be subject to the transfer charge.  Your transfer request must be In Writing unless we receive a prior written authorization from you permitting transfers based on instructions we receive over the phone or via other means acceptable to us in our sole discretion.

We reserve the right to require two business days prior to any transfer into or out of a Fixed Allocation if the amount transferred exceeds $500,000.

Where permitted by law, we may accept your authorization of a third party to transfer Account Values on your behalf.  We may suspend or cancel such acceptance at any time.  We give you prior notification of any such suspension or cancellation.  We may restrict the investment options that will be available to you for transfers or allocations of Net Purchase Payments during any period in which you authorize such third party to act on your behalf.  We give the third party you authorize prior notification of any such restrictions.  However, we will not enforce such a restriction if we are provided evidence satisfactory to us that: (a) such third party has been appointed by a court of competent jurisdiction to act on your behalf; or (b) such third party has been appointed by you to act on your behalf for all your financial affairs.

We reserve the right to limit the number of transfers in any Annuity Year for all existing or new Owners in order to preserve the tax status of your Annuity.  We also reserve the right to limit the number of transfers in any
Annuity Year or to refuse any transfer request for an Owner or certain Owners if we believe that:  (a) excessive trading by such Owner or Owners or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the underlying mutual funds; or (b) we are informed by one or more of the underlying mutual funds that the purchase or redemption of shares is to be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on share prices of affected underlying mutual funds.

Maturity:  A Fixed Allocation ends on its Maturity Date at the end of the Guarantee Period.  You may elect to start a new Fixed Allocation for a Guarantee Period of equal duration, if we are then making that duration available.  You also may transfer all or part of that Fixed Allocation's Account Value to start a different Fixed
Allocation or you may transfer such Account Value to one or more Sub-accounts, subject to our allocation rules.
We must receive instructions from you In Writing at least two business days before the Maturity Date.  No MVA applies to transfers of a Fixed Allocation's Account Value occurring as of its Maturity Date or thirty days prior thereto.  If we do not receive instructions from you at least two business days before the Maturity Date, we allocate the Account Value in the maturing Fixed Allocation to the money market investment option, unless the
Maturity Date is the date we apply your Account Value to determine the annuity payments that begin on the Annuity
Date.

                                                   DISTRIBUTIONS

Surrender:  Surrender of your Annuity for its Surrender Value is permitted during the Accumulation Period.  A contingent deferred sales charge, tax charges and the maintenance fee may apply to such surrender.  You must send your Annuity and surrender request In Writing to our Office.

Free Withdrawals:  Each Annuity Year in the Accumulation Period you may withdraw a limited amount of Account
Value without application of any applicable contingent deferred sales charge.  The minimum withdrawal amount and the minimum Surrender Value after a withdrawal are shown in the Schedule.

                                                     MDLV/IND(10/00)-15                                       15
The maximum amount available as a free withdrawal is an amount equal to 10% of all Purchase Payments each Annuity
Year.  The contingent deferred sales charge applies to withdrawals exceeding the maximum free withdrawal amount.
Amounts withdrawn as free withdrawals are not treated as a withdrawal of Purchase Payments.

After the period during which the contingent deferred sales charge would apply to withdrawal of any Purchase
Payments, you may withdraw all or a portion of your Surrender Value without application of any contingent deferred sales charge, subject to minimum withdrawal amount and the minimum Surrender Value after a withdrawal.
The period during which the contingent deferred sales charge applies is shown in the Schedule.

Partial Withdrawals:  You may withdraw part of your Surrender Value. The minimum withdrawal amount and the minimum Surrender Value after a withdrawal are shown in the Schedule.  If the amount of the partial withdrawal request exceeds the maximum amount available, we reserve the right to treat your request as one for a full surrender.

For a partial withdrawal that occurs while the contingent deferred sales charge applies, that charge is assessed against any Purchase Payments withdrawn.  In order to determine whether the contingent deferred sales charge applies to withdrawals during this period, amounts are deemed to be withdrawn from your Annuity in the following order:

         (a)      From any amount then available as a free withdrawal; then from

         (b)      Purchase Payments; then from

         (c)      Any other Account Value.

Minimum Distributions:  You may elect to have us calculate Minimum Distributions annually if your Annuity is being used for certain qualified purposes under the Internal Revenue Code.  We calculate such amounts assuming the Minimum Distribution amount is based solely on the value of your Annuity.  The Minimum Distribution amounts applicable to you may depend on other annuities, savings or investments of which we are unaware.  You may elect to have the Minimum Distribution paid out monthly, quarterly, semi-annually or annually.

Each Minimum Distribution will be taken from the investment options you select.  However, the portion of any
Minimum Distribution that can be taken from any Fixed Allocations may not exceed the then current ratio between your Account Value in all Fixed Allocations you maintain and your total Account Value.  No MVA applies to any portion of Minimum Distributions taken from Fixed Allocations.

No contingent deferred sales charge is assessed against amounts withdrawn as part of a program designed to distribute Minimum Distributions over your life or life expectancy, but only to the extent of the Minimum
Distribution required from your Annuity at the time it is taken.  The contingent deferred sales charge may apply to additional amounts withdrawn to meet minimum distribution requirements in relation to other retirement programs you may maintain.

Amounts withdrawn as Minimum Distributions are considered to come first from the amounts available as a free withdrawal as of the date of the yearly calculation of  the Minimum Distribution amount.  Minimum Distributions over that amount to meet the requirements based on your Annuity are not deemed to be a liquidation of Purchase
Payments.

                                                     MDLV/IND(10/00)-16                                       16
Death Benefit:  In the Accumulation Period, a death benefit is payable.  If there is more than one Owner, such
Owners being natural persons, the death benefit is payable upon the first death of such Owners.  If the Annuity is owned by an entity, the death benefit is payable upon the Annuitant's death, if there is no Contingent
Annuitant.  If a Contingent Annuitant was designated before the Annuitant's death and the Annuitant dies, the
Contingent Annuitant then becomes the Annuitant.

In the Payout Period, we distribute any payments due subsequent to an Owner's death at least as rapidly as under the method of distribution in effect as of the date of such Owner's death. If the Annuitant is not an Owner and the Annuitant dies before the Annuity Date, the Contingent Annuitant will become the Annuitant.  In the Payout
Period, subsequent to the death of the Annuitant, we continue to pay any "certain" payments (payments not contingent on the continuance of any life) to the Beneficiary.

The person upon whose death the death benefit is payable is referred to below as the "decedent".  For purposes of this death benefit provision, "withdrawals" means withdrawals of any type (including free withdrawals, partial withdrawals, charges for optional benefits, Minimum Distributions) before assessment of any applicable contingent deferred sales charge and after any applicable MVA.  For purposes of this provision, persons named Owner or
Annuitant within 60 days of the Issue Date are treated as if they were an Owner or Annuitant on the Issue Date.

The death benefit is as follows, and is subject to the conditions described in (1) and(2) below:

         (1)      The death benefit is the greater of (a) or (b), where:

                  (a)      is your Account Value in any Sub-accounts plus the Interim Value of any Fixed
                           Allocations; and

                  (b)      is the minimum death benefit ("Minimum Death Benefit").  The Minimum Death Benefit is
                           the sum of all Purchase Payments reduced proportionately by the amount of any withdrawals.  Each withdrawal reduces the Purchase Payments by the same ratio as the amount of the withdrawal to the Account Value prior to the withdrawal.

         (2)      If a decedent was not named an Owner or Annuitant as of the Issue Date and did not become such as a result of a prior Owner's or Annuitant's death, the Minimum Death Benefit is suspended as to that person for a two year period from the date he or she first became an Owner or
                  Annuitant. After the suspension period is completed, the death benefit is the same as if such person had been an Owner or Annuitant on the Issue Date.  During the suspension period, the death benefit is your Account Value in Sub-accounts plus the Interim Value of any Fixed
                  Allocations.

The amount of the death benefit is determined as of the date we receive In Writing due proof of death.  It is
reduced by any annuity payments made prior to the date we receive In Writing due proof of death.   As of that
date we transfer all amounts due each Beneficiary to the money market sub-account unless we have all instructions required to the pay the amount due.

In order to pay a Beneficiary the amount due, we require: (a) all representations we require or which are mandated by applicable law or regulation in relation to the death claim and the payment of death proceeds; and
(b) any applicable election of the mode of payment of the death benefit, if not previously elected by the Owner.

In the event of death during the Accumulation Period, the benefit must be distributed within (a) five years of the date of death; or (b) over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary.  Distribution after a decedent's death to be paid under (b) above, must commence within one year of the date of death.  Except as noted below in the spousal continuation provision, we assume that the death benefit is to be paid out under (a), above, unless we receive a different election.

                                                     MDLV/IND(10/00)-17                                       17
Spousal Continuation:  There are two situations where the Annuity may continue subsequent to a death during the
Accumulation Period such that we may increase your Account Value.  These situations are:

         (a)      When a spouse who is the sole Beneficiary continues the Annuity; and

         (b)      When the Annuity is not owned by a natural person and the contingent Annuitant is the spouse of the decedent.

Any increase then due is the addition to the Account Value that would be payable if the death benefit were to be paid out as a lump sum.  This increase is added as of the date we receive due proof of death of the decedent and evidence In Writing we may require of the spousal relationship as of the date of death.

We assume a spouse who is the sole  Beneficiary  elects to continue the Annuity unless we receive  instructions  to pay the death benefit.

Applicability of any Minimum Death Benefit subsequently depends on whether, as of the date the Annuity is continued by a spouse Beneficiary or a spouse contingent Annuitant becomes the Annuitant as described above, such spouse is then of an age to be eligible for such Minimum Death Benefit.  We subsequently calculate the Minimum
Death Benefit:

         (a)      using the Account Value, including any increase, as of the date the death benefit would have otherwise been payable as if it were a Purchase Payment; and

         (b)      we ignore all Purchase Payments, withdrawals and values applicable to such death benefit that occurred before such date.

Annuity Payments:  Annuity payments can be guaranteed for life, for a certain period, or for a certain period and life.  We make available fixed payments.  You may choose an Annuity Date, an annuity option and the frequency of annuity payments.  Your choice of Annuity Date and annuity option may be limited depending on your use of the
Annuity.

You may change your choices at any time up to 30 days before the earlier of:  (a) the date we would have applied your Account Value to an annuity option had you not made the change; or (b) the date we will apply your Account
Value to an annuity option in relation to the new Annuity Date you are then selecting.  You must request this change In Writing.  The Annuity Date must be the first or the fifteenth day of a calendar month.  We may require the Annuity Date be not less than one year after the Issue Date.

In the absence of an election In Writing:  (a) the Annuity Date is the first day of the calendar month first following the later of the Annuitant's 85th birthday or the fifth anniversary of our receipt at our Office of your request to purchase an Annuity; and (b) where allowed by law, monthly payments will commence under option 2, described below, with 10 years certain.  In determining your annuity payments, we credit interest using our then current crediting rate for this purpose, which is not less than 3% of interest per year, to your Account Value between the date Account Value is applied to an annuity option and the Annuity Date.  If there is any remaining contingent deferred sales charge applicable as of the Annuity Date, then the annuity option you select must include a certain period of not less than 5 years duration.  Annuity options in addition to those shown are available with our consent.

You may elect to have any amount of the proceeds due to the Beneficiary applied under any of the options described below or any other options we then make available.  Except where a lower amount is required by law, the minimum monthly annuity payment is as shown in the Schedule.  In the absence of an election prior to the proceeds becoming due, the Beneficiary may make such an election.  However, if you made an election, the Beneficiary may not alter such election.  Such election must be made In Writing within one year after proceeds are payable.

                                                     MDLV/IND(10/00)-18                                       18
For purposes of the annuity options described below, the term "key life" means the person or persons upon whose life any payments dependent upon the continuation of life are based.

         (a)      Option 1 - Payments for Life:  Under this option, income is payable periodically prior to the death of the key life, terminating with the last payment due prior to such death.

         (b)      Option 2 - Payments for Life  with 10, 15, or 20 Years Certain:  Under this option, income is payable periodically for 10, 15, or 20 years, as selected, and thereafter until the death of the key life.
Should the death of the key life occur before the end of the period selected, the remaining payments are paid to the Beneficiary to the end of such period.

         (c)      Option 3 - Payments Based on Joint Lives:  Under this option, income is payable periodically during the joint lifetime of two key lives, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the survivor's death.

         (d)      Option 4 - Payments for a Certain Period:  Under this option, income is payable periodically for a specified number of years.  The number of years is subject to our then current rules. Should the payee die before the end of the specified number of years, the remaining payments are paid to the Beneficiary to the end of such period.

The first periodic payment is determined by multiplying the portion of the Account Value being allocated to purchase annuity payments (expressed in thousands of dollars), plus interest at not less than 3% per year from the date the Account Value is applied to the annuity option to the Annuity Date, by the amount of the first periodic payment per $1,000 of value obtained from our annuity rates for that type of annuity and for the frequency of payment selected.  These rates will not be less than those shown in the Annuity Tables shown herein.

We reserve the right to require submission prior to commencement of any annuity payments of evidence satisfactory to us of the age of any key life upon whose life payment amounts are calculated.

Pricing Of Transfers And Distributions:  Subject to our right to defer transactions for a limited period, we
"price" transfers and distributions on the dates indicated below.  The pricing of transfers and distributions involving Sub-accounts includes the determination of the applicable Unit Price, for the Units transferred or distributed.  The pricing of transfers and distributions involving Fixed Allocations includes the determination of any applicable MVA.  Any applicable MVA alters the amount available when all the Account Value in a Fixed
Allocation is being transferred or distributed.  Any applicable MVA alters the amount of Interim Value needed when only a portion of the Account Value is being transferred or distributed.  Unit Prices may change each
Valuation Period to reflect the investment performance of the Sub-accounts.  The MVA may change daily to reflect the passage of time and the change in the applicable index.

         (a)      We price "scheduled" transfers and distributions as of the date such transactions are so scheduled.  "Scheduled" transactions include transfers previously scheduled with us, including, but not limited to, periodic payments of Minimum Distributions and annuity payments.

         (b)      We price "unscheduled" transfers, including transfers under an automatic transfer program that were not scheduled with us, partial withdrawals and free withdrawals as of the date we receive In Writing at our
Office the request for such transactions.

         (c)      We price any distribution subject to provisions of due proof as of the date we receive at our
Office all materials we require for such transactions and such materials are satisfactory to us.

                                                     MDLV/IND(10/00)-19                                       19
                                                GENERAL PROVISIONS

Entire Contract:  This Annuity, including any attached riders or endorsements, the attached copy of any application form and any supplemental applications and endorsements are the entire contract.  All statements made in any application are deemed to be representations and not warranties.  No statement is used to void the contract or an Annuity or defend against a claim unless it is contained in any application.

Only our President, a Vice President or Secretary may change or waive any provisions of the contract or of any
Annuity.  Any change or waiver must be In Writing.  We are not bound by any promises or representations made by or to any other person.

Misstatement of Age or Sex:  If there has been a misstatement of the age and/or sex of any person upon whose life annuity payments, the minimum death benefit or any increase to Account Value under the Spousal Continuation provision are based, we make adjustments to conform to the facts.  As to annuity payments: (a) any underpayments by us will be remedied on the next payment following correction; and (b) any overpayments by us will be charged against future amounts payable by us under your Annuity.

Transfers, Assignments or Pledges:  Generally, your rights in an Annuity may be transferred, assigned or pledged for loans at any time.  However, these rights may be limited depending on your use of the Annuity.  You may transfer, assign or pledge your rights to another person at any time, prior to any death upon which the death benefit is payable.  You must request a transfer or provide us a copy of the assignment In Writing.  A transfer or assignment is subject to our acceptance.  Prior to receipt of this notice, we will not be deemed to know of or be obligated under any assignment prior to our receipt and acceptance thereof.  We assume no responsibility for the validity or sufficiency of any assignment.  During any period we consider your Annuity subject to an assignment, the rights of any revocable Beneficiary are subordinate to those of any assignee.  There may be income tax consequences of transfers, assignments or pledges.

Nonparticipation:  The contract does not share in our profits or surplus earnings.

Deferral of Transactions:  We may defer any annuity payment for a period not to exceed the lesser of 6 months or the period permitted by law.  If we defer a distribution or transfer from any Fixed Allocation or any fixed annuity payout for more than thirty days, we pay interest of at least 3% per year on the amount deferred.  We may defer any distribution from any Sub-account or any transfer from a Sub-account for a period not to exceed 7 calendar days from the date the transaction is effected.  Any other deferral period begins on the date such distribution or transfer would otherwise have been transacted.

All transactions into, out of or based on any Sub-account may be postponed whenever (1) the New York Stock
Exchange is closed (other than customary holidays or weekends) or trading on the New York Stock Exchange is restricted as determined by the SEC; (2) the SEC permits postponement and so orders; or (3) the SEC determines that an emergency exists making valuation or disposal of securities not reasonably practical.

Elections, Designations, Changes and Requests:  All elections, designations, changes and requests must be In
Writing and are effective only after they have been approved by us, subject to any transactions made by us before receipt of such notices.  We inform you of any changes to your Annuity that materially affect your rights.  We reserve the right to require that this Annuity be returned to our Office for endorsement of any change affecting this Annuity.

Claims of Creditors:  To the extent permitted by law, no payment under this Annuity is subject to the claims of the creditors of the Owner, you or any other owner, Annuitant or Beneficiary.

                                                     MDLV/IND(10/00)-20                                       20
Proof of Survival:  The payment of any annuity is subject to evidence satisfactory to us that the payee is alive on the date such payment is otherwise due.

Tax Reporting:  We intend to make all required regulatory reports regarding taxable events in relation to this
Annuity.  Such events may include, but are not limited to:  (a) annuity payments; (b) payment of death benefits;
(c) other distributions from the Annuity; and (d) assignments.

Facility of Payment:  We reserve the right, in settlement of full liability, to make payments to a guardian, conservator or other legal representative if a payee is legally incompetent.

Participation and Termination of Certain Programs We May Offer:  To elect to participate or to terminate participation in any program we may offer, we may require receipt at our Office of a request In Writing on a form satisfactory to us.

Reports to You:  We provide reports to you during the Accumulation Period.  We will provide you with reports at least once each quarter that you maintain Account Values in the Sub-accounts.  We will provide you with reports once a year if you maintain Account Value only in one or more Fixed Allocations.  You may request additional reports.  We reserve the right to charge up to $50 for each such additional report.

Reserved Rights:  In addition to rights  specifically reserved elsewhere in this Annuity, we reserve the right to any or all of the following:  (a) combine a Sub-account with other Sub-accounts; (b) combine the Variable
Separate Account shown in the Schedule with other "unitized" separate accounts; (c) terminate offering certain
Guarantee Periods for new or renewing Fixed Allocations; (d) combine the Fixed Separate Account shown in the
Schedule with other "non-unitized separate accounts; (e) deregister the Variable Separate Account shown in the
Schedule under the Investment Company Act of 1940; (f) operate the Variable Separate Account shown in the
Schedule as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law; (g) make changes required by any change in the Securities Act of 1933, the Exchange Act of 1934
or the Investment Company Act of 1940; (h) make changes that are necessary to maintain the tax status of your
Annuity, any rider, amendment or endorsement attached hereto or any charge or distribution from your Annuity under the Internal Revenue Code; and (i) make changes required by any change in other Federal or state laws relating to retirement annuities or annuity contracts.

We may eliminate Sub-accounts, or substitute one or more new underlying mutual funds or portfolios for the one in which a Sub-account is invested.  Substitutions may be necessary if we believe an underlying mutual fund or portfolio no longer suits the purpose of the Annuity.  This may happen due to a change in laws or regulations, or a change in the investment objectives or restrictions of an underlying mutual fund or portfolio, or because the underlying mutual fund or portfolio is no longer available for investment, or for some other reason.  We would obtain prior approval from the insurance department of our state of domicile, if so required by law, before making such a substitution, deletion or addition.  We also would obtain prior approval from the SEC so long as required by law, and any other required approvals before making such a substitution, deletion or addition.

                                                  ANNUITY TABLES

The attached tables show the minimum dollar amount of each monthly payment for each $1,000 applied under the options.  The amounts payable when annuity payments commence may be higher, based on our then current assumptions as to interest, expenses and mortality, but will not be lower.

Under options one and two, the amount of each payment depends on the age and sex, if applicable, of the payee at the time the first payment is due.  Under option three, the amount of each payment depends on the age and sex, if applicable, of both payees at the time the first payment is due.  No election can be changed once payments begin.

                                                     MDLV/IND(10/00)-21                                       21
The tables shown are based on interest at 3% per year compounded annually and the a2000 Individual Annuity
Mortality Table or the appropriate variation of such Table with genderless rates when applicable to the Annuity in order to meet Federal requirements in relation to the usage of such Annuity.

The payee's settlement age is the payee's age, last birthday, on the date of the first payment, minus the age adjustment.  The age adjustments are shown below.  They are based on the date of the first payment.  The age adjustment does not exceed the age of the payee.

                                      Annuitization              Attained Age
                                          Year                     Set Back
                                       2001 - 2009                     1
                                       2010 - 2019                     2
                                     2020 and later                    3

                                 Amount of Monthly Payment For Each $1,000 Applied
                                        (Based on 3% Annual Interest Rate)

                              First and Second Options - Single Life Annuities with:

                                           Male Payee with                            Female Payee with
                                 Monthly Payments Guaranteed                 Monthly Payments Guaranteed
                                 ---------------------------                 ---------------------------
                                   None      120      180      240             None      120      180      240
                     Age             $        $        $        $                $        $        $        $
                     ---
                     50             4.08    4.05     4.01     3.95              3.83    3.81     3.79     3.76
                     55             4.47    4.41     4.34     4.24              4.15    4.13     4.09     4.03
                     60             4.98    4.88     4.75     4.56              4.59    4.54     4.47     4.35
                     65             5.69    5.49     5.23     4.88              5.18    5.07     4.93     4.71
                     70             6.67    6.23     5.73     5.17              6.01    5.78     5.47     5.05
                     75             8.03    7.08     6.20     5.36              7.23    6.67     6.03     5.31
                     80             9.92    7.95     6.55     5.46              9.03    7.67     6.47     5.45

                                  Third Option - Joint and Last Survivor Annuity

                                                                       Age of Female Payee
                                                                       -------------------
              Age of        35      40       45       50       55      60       65       70       75       80
          Male Payee         $       $        $        $        $       $        $        $        $        $
          ----------
                50         3.16     3.27    3.40     3.53     3.65     3.76     3.86    3.93     3.99     4.02
                55         3.18     3.30    3.45     3.61     3.78     3.94     4.08    4.21     4.30     4.37
                60         3.19     3.33    3.49     3.68     3.88     4.10     4.32    4.52     4.68     4.80
                65         3.20     3.34    3.52     3.73     3.97     4.25     4.55    4.84     5.11     5.33
                70         3.21     3.36    3.54     3.76     4.04     4.36     4.74    5.16     5.57     5.94
                75         3.21     3.36    3.55     3.79     4.08     4.45     4.90    5.43     6.02     6.61
                80         3.21     3.37    3.56     3.80     4.11     4.50     5.01    5.64     6.41     7.26

                                 Fourth Option - Payments for a Designated Period

                         Amount of               Amount of               Amount of               Amount of
              No. of      Monthly     No. of      Monthly     No. of      Monthly     No. of      Monthly
               Years     Payments      Years     Payments      Years     Payments      Years     Payments
               -----     --------      -----     --------      -----     --------      -----     --------
                10         9.61         16         6.53         22         5.15         28         4.37
                11         8.86         17         6.23         23         4.99         29         4.27
                12         8.24         18         5.96         24         4.84         30         4.18
                13         7.71         19         5.73         25         4.71
                14         7.26         20         5.51         26         4.59
                15         6.87         21         5.32         27         4.47

                                                     MDLV/IND(10/00)-22                                       22
                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

                                               Shelton, Connecticut

                                                 (A Stock Company)

                                            INDIVIDUAL DEFERRED ANNUITY
                                                 NON-PARTICIPATING
                         VARIABLE AND FIXED INVESTMENT OPTIONS IN THE ACCUMULATION PERIOD

  IN THE ACCUMULATION PERIOD ANY PAYMENTS AND VALUES PROVIDED UNDER THE VARIABLE INVESTMENT OPTIONS ARE BASED ON
  THEIR INVESTMENT PERFORMANCE AND ARE, THEREFORE, NOT GUARANTEED. PLEASE REFER TO THE SECTION ENTITLED "ACCOUNT
                            VALUE IN THE SUB-ACCOUNTS" FOR A MORE COMPLETE EXPLANATION.

 IN THE ACCUMULATION PERIOD ANY PAYMENTS AND VALUES PROVIDED UNDER THE FIXED INVESTMENT OPTIONS MAY BE SUBJECT TO
  A MARKET VALUE ADJUSTMENT. SUCH A MARKET VALUE ADJUSTMENT MAY INCREASE OR DECREASE ANY SUCH PAYMENTS OR VALUES.
  PLEASE REFER TO THE SECTION ENTITLED "ACCOUNT VALUE OF THE FIXED ALLOCATIONS" FOR A MORE COMPLETE EXPLANATION.